Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Board of Directors
Sparta Commercial Services, Inc.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, dated August 11, 2008 included Sparta Commercial Services, Inc.’s Annual Report on Form 10-KSB for the year ended April 30, 2008, and to all references to our Firm under the caption “Experts” appearing in the Registration Statement.

/s/RBSM LLP

New York, New York
May 12, 2009